Exhibit 99.1
   News Release

FOR IMMEDIATE RELEASE

Contact:	At Dresner Corporate Services
Robert L. Johnson, Chairman & CEO Curt Kollar, CFO	Steve Carr 312-780-7211
706-645-1391	scarr@dresnerco.com
bjohnson@charterbank.net or ckollar@charterbank.net

CHARTER FINANCIAL ANNOUNCES SECOND-QUARTER FISCAL 2012
EARNINGS OF $1.3 MILLION

•      Net Income increased to $1.3 million
•      Credit metrics improved quarter over quarter
•      Net interest margin improved quarter over quarter
•      Allowance for loan losses are 124% of nonperforming loans
•      Organic loan growth up

WEST POINT, Georgia, April 30, 2012—Charter Financial Corporation (NASDAQ: CHFN) today reported net income of $1.3 million, or $0.07 per basic and diluted share, for the quarter ended March 31, 2012, compared with net income of $252,000, or $0.01 per basic and diluted share, for the quarter ended March 31, 2011. The primary reason for higher net income in the current quarter was lower credit costs. Fiscal 2012 earnings to date total $1.7 million, or $0.10 per basic and diluted share, compared to $527,000, or $0.03 per basic and diluted share, for the prior-year period.

The Company’s total assets were $1.07 billion at March 31, 2012, down from $1.17 billion at September 30, 2011, but up from $991.3 million at March 31, 2011. Total loans outstanding were $639.1 million at March 31, 2012, of which $203.6 million, or 31.9%, were covered by FDIC loss sharing agreements. Total loans outstanding at September 30, 2011, and March 31, 2011, were $655.0 million and $559.9 million, respectively.  Loans not covered by loss sharing agreements were $435.4 million at March 31, 2012, which is up from the September 30, 2011 balance of $420.0 million.

Chairman and CEO Robert L. Johnson said, “We are pleased with the improvement in our earnings.  Net interest income increased while credit costs declined compared to the previous quarter ended December 31, 2011.  With the provision for covered assets this quarter and the related loss estimate, our share of future losses and expenses on covered assets acquired in our first two FDIC-assisted acquisitions will decline to 5%.  This removes a volatile and significant expense component from our future net income.”

Total deposits were $845.5 million at March 31, 2012, compared with $911.1 million at September 30, 2011.  During the three months ended March 31, 2012, time deposits decreased from $408.8 million to $374.7 million due to lower rates paid on certificates of deposit.  Non-time deposits at March 31, 2012 were 55.7% of total deposits.  Borrowings, consisting solely of Federal Home Loan Bank of Atlanta advances, decreased during the three months ended March 31, 2012 from $110.0 million to $80.0 million, as $30 million of advances with an average rate of 4.61% matured and were not renewed.

Net interest income increased to $9.8 million for the quarter ended March 31, 2012, from $7.3 million for the quarter ended March 31, 2011.  Total interest income increased to $12.6 million for the quarter ended March 31, 2012, compared to $11.3 million for the same quarter last year. Interest expense decreased to $2.9 million for the quarter ended March 31, 2012, from $4.0 million for the same quarter of 2011.

Our net interest margin increased to 4.35% for the quarter ended March 31, 2012, compared with 3.40% for the same quarter of 2011.

Noninterest expense increased to $10.0 million for the quarter ended March 31, 2012, compared to $8.6 million for the same quarter of 2011.  The majority of the increase relates to the Company’s FDIC-assisted acquisitions, including the costs associated with acquiring, integrating and operating the additional branches, as well as resolving the acquired problem assets.

Noninterest income increased to $2.6 million for the quarter ended March 31, 2012, compared to $2.2 million for the same quarter in 2011. Noninterest income for the current quarter was higher due to increased discount accretion on the Company’s FDIC indemnification assets, which totaled $455,000 and $254,000 for the three months ending March 31, 2012, and 2011, respectively. Also, fees on deposits were $1.6 million for the quarter ended March 31, 2012, compared to $1.4 million for the quarter ended March 31, 2011.  The quarter ended March 31, 2012, included a charge of $173,000 for other than temporary impairment of a non-agency collateralized mortgage security.

Mr. Johnson continued, “Nonperforming assets not covered by loss sharing agreements declined to $10.4 million at March 31, 2012, from $19.4 million at March 31, 2011, and $15.8 million at September 30, 2011. The allowance for loan losses increased to 124% of non-covered nonperforming loans.  The same ratio stood at 80% at September 30, 2011, and 83% at March 31, 2011. The Company had net charge-offs of $595,000 for the quarter ended March 31, 2012 compared to $632,000 for the same quarter of 2011.”

The Company recorded a loan loss provision of $300,000 on non-covered loans and $290,000 on covered loans for the quarter ended March 31, 2012, compared to $300,000 on non-covered loans and $400,000 on covered loans for the same quarter in 2011.

Mr. Johnson concluded, “We are pleased with our increased earnings, the improving quality of our legacy loan portfolio, organic loan growth and the improvements in our core deposits as a percentage of total deposits.  Our regulatory leverage capital of 11.9% allows us to continue to seek opportunities to expand our franchise.  Our branch network serves an attractive geographic region in West Central Georgia, East Central Alabama, and the Florida Gulf Coast.  Our solid capital standing places CharterBank in a unique position of strength versus many of our peers. With our strong capital and a solid operating base, we are well positioned to build an enviable community bank footprint with strong shareholder returns.”

About Charter Financial Corporation

Charter Financial Corporation is a savings and loan holding company and the parent company of CharterBank, a growing full-service community bank. Charter Financial Corporation is in the mutual holding company structure. CharterBank is headquartered in West Point, Georgia, and operates branches in West Central Georgia, East Central Alabama, and the Florida Gulf Coast. CharterBank’s deposits are insured by the Federal Deposit Insurance Corporation.

Forward-Looking Statements
This release contains “forward-looking statements” that may be identified by use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition and results of operation and business that are subject to various factors that could cause actual results to differ materially from these estimates. These factors include but are not limited to general and local economic conditions; changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services. Any or all forward-looking statements in this release and in any other public statements we make may turn out to be wrong.  They can be affected by inaccurate assumptions we might make or known or unknown risks and uncertainties.  Consequently, no forward-looking statements can be guaranteed.  Except as required by law, the Company disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Charter Financial Corporation
Selected Financial Data (unaudited)
In thousands except share and per share data:

	March 31, 2012	September 30, 2011***	March 31, 2011
Total Assets	$1,070,821	$1,171,710	$991,322
Cash and Cash Equivalents	58,565	149,762	105,793
Loans Receivable, Net	639,050	655,028	559,859
Non-covered Loans Receivable, Net	435,424	419,979	435,276
Covered Loans Receivable, Net	203,626	235,049	124,583
Real Estate Owned	24,152	28,765	28,343
Non-covered Real Estate Owned	3,580	4,093	7,720
Covered Real Estate Owned	20,572	24,672	20,623
Securities Available for Sale	192,673	158,737	143,488
Core Deposits*	470,834	447,176	321,143
Retail Deposits**	824,557	883,389	693,303
Total Deposits	845,508	911,094	735,290
Borrowings	80,000	110,000	110,000
Total Stockholders’ Equity	137,124	139,416	137,003

Book Value per Share	$7.68	$7.68	$7.55
Tangible Book Value per Share	7.35	7.34	7.27

Minority Shares Outstanding	6,395,251	6,706,423	6,694,232
Total Shares Outstanding – at Period End	17,853,175	18,164,347	18,152,156
Weighted Average Total Shares Outstanding – Basic	17,971,410	18,146,627	18,134,905
Weighted Average Total Shares Outstanding – Fully Diluted	18,003,493	18,183,938	18,185,982

*Core deposits include transaction accounts, money market accounts and savings accounts.
**Retail deposits include Core Deposits and certificates of deposits excluding brokered and wholesale certificates of deposits.
***Financial information as of September 30, 2011 has been derived from audited financial statements.

Selected Operating Data (in thousands except share and per share data):

	Three Months Ended				Six Months Ended
	March 31,		December 31,	September 30,	March 31,
	2012	2011	2011	2011	2012	2011

Total Interest Income	$12,642	$11,312	$12,500	$10,692	$25,142	$23,697
Total Interest Expense	2,851	4,010	3,333	3,155	6,184	8,829
Net Interest Income	9,791	7,302	9,167	7,537	18,958	14,868
Provision for Loan Losses on non-covered loans	300	300	1,500	300	1,800	1,100
Provision for Loan Losses on covered loans	290	400	600	800	890	400
Net Interest Income after Provision for Loan Losses	9,201	6,602	7,067	6,437	16,268	13,368
Noninterest Income	2,632	2,215	3,816	2,059	6,448	5,125
Noninterest Expense	10,024	8,627	10,264	8,288	20,289	18,036
Income before Income Taxes	1,809	190	619	208	2,427	457

Income Tax Expense (Benefit)	548	(62)	131	(21)	678	(70)
Net Income	$1,261	$252	$488	$229	$1,749	$527

Earnings per Share – Basic	$0.07	$0.01	$0.03	$0.01	$0.10	$0.03
Earnings per Share – Fully Diluted	0.07	0.01	0.03	0.01	0.10	0.03
Cash Dividends per Share	-	0.05	0.05	0.05	0.05	0.10

Net Charge-offs – Legacy Loans	595	632	2,050	290	2,645	1,203
Deposit Fees	1,618	1,360	1,724	1,601	3,342	2,794
Gain on Sale of Loans	161	117	185	150	347	379
Bargain Purchase Gains	-	-	-	1,095	-	-

	Three Months Ended				Six Months Ended
	March 31,		December 31,	September 30,	March 31,
	2012	2011	2011	2011	2012	2011

Return on Equity	3.68%	0.74%	1.41%	0.65%	2.53%	0.62%
Return on Assets	0.46%	0.10%	0.17%	0.09%	0.31%	0.10%
Net Interest Margin	4.35%	3.40%	3.94%	3.56%	4.14%	3.39%
Bank Core Capital Ratio	11.93%	12.49%	11.28%	10.68%	11.93%	12.49%
Bank Total Risk Based Capital	21.62%	24.66%	21.59%	24.36%	21.62%	24.66%
Effective (Benefit) Tax Rate	30.29%	(32.80%)	21.07%	(9.97%)	27.94%	(15.33%)

Ratios of Non-covered Assets:

Allowance for loan losses as a % of Total Loans	1.92%	2.18%	2.05%	2.19%	1.92%	2.18%
Allowance for loan losses as a % of Nonperforming Loans	124.34%	82.72%	96.58%	80.12%	124.34%	82.72%
Nonperforming Assets as a % of Total Loans and REO	2.33%	4.29%	2.82%	3.64%	2.33%	4.29%
Nonperforming Assets as a % of Total Assets	1.35%	2.49%	1.63%	1.99%	1.35%	2.49%
Net Charge-offs as a % of Average Loans	0.40%	0.56%	1.90%	0.27%	0.88%	0.53%

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